Multiple New Insurance Wins Expand and Improve Access to Phexxi® for Millions of Women

-- Medicaid improves Phexxi coverage for more than 3.7 million lives across 11 states --

-- Largest commercial insurer in Michigan and a marquis university plan in Pennsylvania move Phexxi to Preferred formulary position with $0 copay and no restrictions, affecting nearly 2.25 million lives in aggregate --

SAN DIEGO, CA, January 9, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFM) today announced multiple new insurance wins that give millions of additional women access to Phexxi® (lactic acid, citric acid, potassium bitartrate) for the hormone-free prevention of pregnancy.

“Evofem’s unrelenting focus and engagement with payers continues to deliver results, expanding and improving access to Phexxi for millions of women across the country," said Saundra Pelletier, Chief Executive Officer of Evofem.

Three recent Medicaid wins move Phexxi to a Preferred formulary position with no restrictions, improving Phexxi coverage for more than 3.7 million lives in 11 states.

1.A leading Managed Medicaid provider removed the Prior Authorization (PA) and moved Phexxi from Non-Preferred to Preferred for 14 of its Managed Medicaid plans effective November 2, 2022. This change improved Phexxi coverage for approximately 3 million lives in nine states: Georgia, New York, New Jersey, Virginia, Maryland, Indiana, Nevada, Nebraska and Florida.

2.Mississippi Medicaid removed the PA and moved Phexxi from Non-preferred to Preferred Agent effective January 1, 2023. Mississippi has a Universal Preferred Drug List, so this change positively impacts both Fee for Service and Managed Medicaid beneficiaries – more than 600,000 lives.

3.Phexxi was added to the Indiana State Medicaid Preferred Drug List with no PA effective January 1, 2023. Its prior position was Non-preferred with a PA. When Indiana transitions to a Universal PDL on July 1, 2023, the state’s 1.4 million Managed Medicaid lives will also gain access to Phexxi as Preferred with no PA.

Evofem also expanded its commercial coverage for Phexxi with wins including a marquis university health plan in Pennsylvania (effective November 30, 2022) and the largest commercial payer in Michigan (effective January 1, 2023). These payers serve over 2.25 million lives in aggregate. Both payers have removed the PA and moved Phexxi to Preferred formulary status; Phexxi’s new position is $0 Preferred with no restrictions.

Earlier in 2022, Evofem opened avenues for Phexxi with payers including one of the nation’s largest Pharmacy Benefit Managers (PBMs); a highly respected national-level commercial payer that added Phexxi to formulary for standard plans nationwide; large payers in California and Hawaii, both with no copay for Phexxi patients; and one of the largest payers in Utah, with no prior authorization.

Under section 2713 of the Public Health Service (PHS) Act, group health plans and health insurers are required to cover preventive care and screenings under guidelines issued by the Health Resources and Services Administration (HRSA). PHS Act section 2713 took effect when added by the Affordable Care Act (ACA) in 2010. The HRSA guidelines currently in effect were issued in 2019 and require broad coverage of contraceptive care and services for women. Updated guidelines issued in late 2021 took effect on January 1, 2023, for calendar year plans.

In July 2022, the Departments of Labor, Health and Human Services, and Treasury released further guidance regarding birth control coverage clarifying that group health plans and insurers must cover contraceptives at no cost to individuals. As the new guidance reminds employers, violators of the preventive care coverage requirements may be subject to the $100 per person per day excise tax under section 4980D of the Internal Revenue Code or a civil monetary penalty under PHS Act section 2723. The guidance states that the departments “will take enforcement action as warranted.”

About Evofem
Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. The Company's first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

About Phexxi
Phexxi is an on-demand method of birth control used to prevent pregnancy. Phexxi is not effective when used after sex. For more information about Phexxi, talk to your healthcare provider and see full Product Information at www.phexxi.com.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the timing and impact of the transition by Indiana to a Universal PDL. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, including market and other conditions, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on January 6, 2023 and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contacts
Investors:
Amy Raskopf
SVP, Investor Relations
Evofem Biosciences, Inc.
araskopf@evofem.com
(917) 673-5775

Media:
media@evofem.com
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